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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Kevin Nyland                 Kathleen O'Boyle          Len LeBlanc
Morgen Walke Associates      The Horn Group            Vantive Corporation
(415) 296-7383               (415) 905-4000            (408) 982-5700
knyland@mwa-sf.com           koboyle@horngroup.com     len leblanc@vantive.com


                THE VANTIVE CORPORATION TO MERGE WITH PEOPLESOFT


Santa Clara, CA (October 11, 1999) - The Vantive Corporation (Nasdaq:VNTV) today announced a definitive agreement to merge with PeopleSoft, Inc. in a stock for stock transaction. The merger will enable the combined company to offer a comprehensive eBusiness solution providing robust applications to attract, service, retain and analyze customers. Building upon several product integrations completed during the course of a long-term partnership, the combined company will now fully integrate Vantive's customer-focused solutions into PeopleSoft's broad offering of eBusiness applications, enabling the combination of customer information, transactional data and business intelligence for a 360-degree view of the customer lifecycle. In a separate release, Vantive also announced preliminary results for the third quarter of 1999.

         Under the terms of the agreement, each share of Vantive common stock will be exchanged for 0.825 of a share of PeopleSoft common stock. Based upon PeopleSoft's closing stock price of $17.25 on October 8, 1999, each Vantive share would be valued at $14.23 per share, and the aggregate value of the transaction is approximately $433 million. The merger will be a tax-free transaction and accounted for as a pooling of interests. The transaction has been approved by the board of directors of each company and is subject to the approval of Vantive's stockholders and customary closing conditions including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The merger is expected to close by January 2000.

"Vantive is joining forces with a winner today," said Tom Thomas, Vantive's chairman and chief executive officer. "PeopleSoft and Vantive have reputations for quality technology and products and unparalleled focus on customer service, and we're pleased to announce this union to our customers. Vantive has enormous strengths in customer relationship management products and intellectual capital. We needed a partner with back-office leadership, financial strength and market reach. That partner -- hands down -- is PeopleSoft. We are very excited about our future together."

         "Vantive provides a truly compelling customer solution to complement PeopleSoft's Applications for eBusiness," said Craig Conway, president and chief executive officer of PeopleSoft. "PeopleSoft needed a partner that has embraced the Internet as the next forum for global business, cares deeply about its customers' successes, and has a world-class customer relationship management product line. We got all of that and more with Vantive, and we look forward to their becoming part of the PeopleSoft family."

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ABOUT PEOPLESOFT

         PeopleSoft is a world leader in enterprise application software. PeopleSoft provides eBusiness and analytic applications for human resource management, financials, distribution, manufacturing and supply chain, along with a range of industry-specific solutions. For more than 3,000 customers, PeopleSoft applications offer greater flexibility, rapid implementation, scalability across multiple databases and operating systems, and lower cost of ownership. Customers include some of the largest multi-national organizations in the world, as well as small- and medium-size businesses. All PeopleSoft software products are backed by PeopleSoft Advantage Customer Service, a comprehensive consulting, education and technical support program. Headquartered in Pleasanton, California, PeopleSoft (www.peoplesoft.com) employs more than 6,000 people and had 1998 revenues of $1.3 billion.

ABOUT VANTIVE

         Vantive (NASDAQ: VNTV - news) is a worldwide leader in customer relationship management solutions with more than 850 customers and $163 million in revenue in 1998. Vantive empowers companies to sell, support and service customers through any channel of interaction - the Web, call center, e-mail, or direct through sales and service representatives. The Vantive Enterprise is an integrated software suite that leverages the Internet to increase sales, marketing, call center, field service, help desk and web service effectiveness. The Vantive Enterprise is differentiated by its high-performance, extremely scalable architecture; web-based solutions; and time- and cost-effective implementations. Vantive is supported by extensive software, consulting, and service partner programs that provide further technology and vertical expertise as well as integration support. Founded in 1990, Vantive is headquartered in Santa Clara, California, and distributes its products in more than two dozen countries. Contact The Vantive Corporation at 800-VANTIVE or www.vantive.com.

         This release may contain projections or other forward-looking statements regarding future events or the future financial performance of PeopleSoft and Vantive that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. The forward-looking statements in this release address a variety of subjects including, for example, the expected closing date and the potential benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the inability of PeopleSoft and Vantive to integrate their businesses successfully; the failure to realize the synergies and other perceived advantages resulting from the merger; costs and potential litigation associated with the merger; the failure to obtain the approval of Vantive's stockholders; the inability to obtain, or meet conditions imposed for, applicable regulatory and tax requirements relating to the merger; the ability to retain key personnel both before and after the merger; and increased competition and technological changes in the industries in which PeopleSoft and Vantive compete. For a detailed discussion of these and other cautionary statements, please refer to

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PeopleSoft's and Vantive's filings with the Securities and Exchange Commission, including their respective Annual Reports on Form 10-K for the year ended December 31, 1998 and their respective Quarterly Reports on Form l0-Q for the quarter ended June 30, 1999.

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